                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                             MEDIA ARTS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   58439c 10 2
                      ------------------------------------
                                 (CUSIP Number)


  Arthur E. Levine                          with a copy to:
  President                                 James W. Loss, Esq.
  Levine Leichtman Capital Partners, Inc.   Riordan & McKinzie
  345 North Maple Drive, Suite 304          695 Town Center Drive, Suite 1500
  Beverly Hills, California  90025          Costa Mesa, California  92626
  (310) 275-5335                            (714) 433-2626


(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                February 24, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copes are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.     58439C 10 2                                     PAGE 2 OF 9 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          LEVINE LEICHTMAN CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0- (See Item 5)
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0- (See Item 5)
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -0- (See Item 5)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     58439C 10 2                                     PAGE 3 OF 9 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           LLCP California Equity Partners, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0- (See Item 5)
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0- (See Item 5)
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -0- (See Item 5)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     58439C 10 2                                     PAGE 4 OF 9 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Levine Leichtman Capital Partners, Inc.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0- (See Item 5)
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0- (See Item 5)
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -0- (See Item 5)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     58439C 10 2                                     PAGE 5 OF 9 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Arthur E. Levine
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
       UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0- (See Item 5)
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0-
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -0- (See Item 5)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


CUSIP No.     58439C 10 2                                     PAGE 6 OF 9 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Lauren B. Leichtman
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            00
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          -0-
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          -0- (See Item 5)
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            -0-
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          -0- (See Item 5)
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -0- (See Item 5)
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 5 to Schedule 13D (this "Amendment No. 5") relates to the common stock, $.01 par value per share, CUSIP No. 58439c 10 2 (the "Common Stock"), of Media Arts Group, Inc., a Delaware corporation (the "Issuer"), and amends the Schedule 13D, dated July 26, 1995 (the "Original Filing"), as amended by Amendment No. 1 to Schedule 13D dated March 12, 1996 ("Amendment No. 1"), as amended by Amendment No. 2 to Schedule 13D dated February 21, 1997 ("Amendment No. 2"), as amended by Amendment No. 3 to
Schedule 13D dated October 21, 1997 ("Amendment No. 3") as amended by Amendment No. 4 to Schedule 13D dated January 5, 1998 ("Amendment No. 4," and together with the Original Filing, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 5, the "Filing"), and is filed pursuant to the Joint Reporting Agreement previously filed as Exhibit 1 to the Original Filing, on behalf of Levine Leichtman Capital Partners, L.P., a California limited partnership ("LLCP"), LLCP California Equity Partners, L.P., a California limited partnership (the "General Partner"), Levine Leichtman Capital Partners, Inc., a California corporation ("LLCP, Inc."), Arthur E. Levine ("Levine") and Lauren
B. Leichtman ("Leichtman", and together with LLCP, the General Partner, LLCP, Inc. and Levine, the "Filing Persons").

         Pursuant to Rule 13d-2(a), the Filing Persons hereby amend the Filing as follows:


Item 5.  Interest in Securities of The Issuer.

         (a) As of January 6, 1998, the Filing Persons beneficially owned an aggregate of 895,700 shares of the Common Stock. On February 20, 1998, LLCP sold an aggregate of 6,000 shares of the Common Stock in an open market transaction. On February 24, 1998, LLCP sold an additional 700,000 shares of the Common Stock in an underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission (the "Public Offering"), which resulted in a disposition by the Filing Persons of more than 1% of the Common Stock outstanding reported by the Issuer on its quarterly report on Form 10-Q for the quarter ended December 31, 1997. Immediately following the Public Offering, the Filing Persons ceased to be the beneficial owners of more than 5% of the Common Stock. Beginning February 26, 1998 through February 27, 1998, LLCP sold the remaining 189,700 shares of the Common Stock held by it in a series of open market transactions. As of February 27, 1998, the Filing Persons ceased to be the beneficial owners of the Common Stock.

         (b) No change.

         (c)  As required to be disclosed by Item 5(c) of the Instructions to
Schedule 13D, the following is a complete list of the sales of the Common Stock made by LLCP since January 6, 1998, the date of the most recent sale of the Common Stock by LLCP as reported on Amendment No. 4. Except for the 700,000 shares sold by LLCP to certain underwriters pursuant to the Public Offering, each of the sales was conducted in an open market transaction.

     Date                 No. of Shares Sold           Sale Price
     ----                 ------------------           -----------
   2/20/98                      6,000                     $13.50

   2/24/98                    700,000                     $13.50

   2/26/98                        200                     $13.19

   2/26/98                     12,000                     $13.06

   2/27/98                      6,000                     $13.06

   2/27/98                     12,000                     $13.13

   2/27/98                     30,000                     $13.38

    Date              No. of Shares Sold           Sale Price
    ----              ------------------           -----------
   2/27/98                 50,000                     $13.38

   2/27/98                  5,000                     $13.44

   2/27/98                  5,000                     $13.50

   2/27/98                 15,000                     $13.56

   2/27/98                    700                     $13.63

   2/27/98                 25,000                     $13.50

   2/27/98                  5,000                     $13.63

   2/27/98                 23,800                     $13.81


         No other transactions by any of the Filing Persons with respect to the Common Stock were effected since the filing of Amendment No. 4.

         (d)     Not applicable.

         (e) The Filing Persons ceased to be the beneficial owners of more than 5% of the Common Stock on February 24, 1998.

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     March  6, 1998

                                 LEVINE LEICHTMAN CAPITAL PARTNERS, L.P., a California limited partnership

                                 By:  LLCP California Equity Partners, L.P.,
                                 Its: General Partner

                                 By:  Levine Leichtman Capital Partners, Inc.,
                                 Its: General Partner


                                      By: /s/ ARTHUR E. LEVINE
                                          --------------------------------------
                                          Arthur E. Levine, President


                                 LLCP CALIFORNIA EQUITY PARTNERS, L.P.,
                                 a California limited partnership

                                 By:  Levine Leichtman Capital Partners, Inc.
                                 Its: General Partner


                                      By: /s/ ARTHUR E. LEVINE
                                          --------------------------------------
                                          Arthur E. Levine, President


                                 LEVINE LEICHTMAN CAPITAL PARTNERS, INC., a California corporation


                                 By: /s/ ARTHUR E. LEVINE
                                     -------------------------------------------
                                     Arthur E. Levine, President


                                 /s/ ARTHUR E. LEVINE
                                 -----------------------------------------------
                                 ARTHUR E. LEVINE

                                 /s/ LAUREN B. LEICHTMAN
                                 -----------------------------------------------
                                 LAUREN B. LEICHTMAN